Exhibit 99.1

Rexford Industrial Announces Promotion of John Nahas to Chief Operating Officer

Los Angeles — February 26, 2026 — Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust (“REIT”) focused on creating value by investing in and operating industrial properties throughout infill Southern California, today announced the promotion of John Nahas, the Company’s current Managing Director of Operations, to Chief Operating Officer (COO), effective April 1, 2026, in conjunction with Laura Clark’s previously announced appointment to Chief Executive Officer. As COO, Nahas will continue to oversee the Company’s operations and investments functions including asset management, development and construction, leasing and property management.

The Company is reaffirming its previously disclosed 2026 general and administrative expense guidance of approximately $60 million. Further, the Company significantly reduced total aggregate executive compensation by approximately 50% compared to prior levels.

“John’s promotion to COO acknowledges his exceptional leadership across Rexford’s operations and investments and completes the strategic realignment of our executive team,” said Laura Clark, current COO and incoming Chief Executive Officer. “John is a proven operator with deep market expertise, and since joining Rexford, he has been instrumental in strengthening our operational execution and efficiency. His promotion to COO underscores our commitment to operational rigor, disciplined capital allocation and driving long-term shareholder value.”

“I’m honored to step into the role of COO to advance our strategic goals in collaboration with our outstanding Rexford team,” said John Nahas. “Rexford has built a highly differentiated platform, and I am excited about the opportunities ahead as we continue driving operational excellence, executing with discipline and supporting the Company’s reformed capital allocation framework.”

About John Nahas

Nahas brings more than 22 years of real estate operations and investments experience across various product types. He joined Rexford Industrial in January 2023 and has served as Managing Director of Operations and Asset Management since July 2023. Prior to joining Rexford Industrial, Nahas served as President of CenterCal Properties, where he led business operations across one of the company’s core regions. Previously, he served as Vice President of Investments where he directed regional investments across Southern California at Regency Centers, a publicly traded retail REIT and S&P 500 Index member. Earlier in his tenure at Regency Centers, Nahas held roles of increasing responsibility across transactions, asset management and development. Nahas earned a Master of Real Estate Development degree from the University of Southern California and a Bachelor of Arts from the University of Texas at Austin. He is a licensed commercial broker and an active member of NAIOP and IAMC.

About Rexford Industrial

Rexford Industrial creates value by investing in, operating and repositioning industrial properties throughout infill Southern California, the world's fourth largest industrial market and consistently the highest-demand with lowest-supply major market in the nation over the long term. The Company's highly differentiated strategy enables internal and external growth opportunities through its proprietary value creation and asset management capabilities. As of December 31, 2025, Rexford Industrial's high-quality, irreplaceable portfolio comprised 419 properties with approximately 51.2 million rentable square feet occupied by a stable and diverse tenant base. Structured as a real estate investment trust

(REIT) listed on the New York Stock Exchange under the ticker “REXR,” Rexford Industrial is an S&P MidCap 400 Index member. For more information, please visit rexfordindustrial.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described above. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contacts

Mikayla Lynch
Director, Investor Relations and Capital Markets
(424) 276-3454
mlynch@rexfordindustrial.com